As filed with the Securities and Exchange Commission on January 30, 1998

                                                   Registration No. 333-________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                 -------------

                         UNITED HEALTHCARE CORPORATION
            (Exact name of registrant as specified in its charter)

              Minnesota                                 41-1321939
(State or other jurisdiction of             (I.R.S Employer Identification No.)
 incorporation or organization)

                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343
                                (612) 936-1300
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      David J. Lubben                Copy to:                James D. Alt
United HealthCare Corporation                            Dorsey & Whitney LLP
      300 Opus Center                                   Pillsbury Center South
   9900 Bren Road East                                  220 South Sixth Street
 Minnetonka, Minnesota 55343                            Minneapolis, MN 55402
      (612) 936-1300                                        (612) 340-6323
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. /   /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. /   /

                        CALCULATION OF REGISTRATION FEE

=========================================================================================
                                               Proposed        Proposed
       Title of Each            Amount         Maximum          Maximum       Amount of
    Class of Securities          to be      Offering Price     Aggregate     Registration
     to be Registered        Registered(#)    Per Share*    Offering Price*      Fee
-----------------------------------------------------------------------------------------
         Common Stock
         ($.01 par value)       2,351,882      $46.97     $110,467,897.50    $32,588.03
=========================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on January 26, 1998, as reported on the New York Stock Exchange.

                                 -------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED JANUARY 30, 1998


                        UNITED HEALTHCARE CORPORATION
                                  __________

                               2,351,882 SHARES
                                      OF
                                 COMMON STOCK
                               ($.01 PAR VALUE)
                                  __________


     This Prospectus relates to an aggregate of 2,351,882 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of United HealthCare Corporation, a Minnesota corporation ("United HealthCare"), that may be sold from time to time by the shareholders named herein (the "Selling Shareholders"). See "SELLING SHAREHOLDERS." United HealthCare will not receive any proceeds from the sale of the Shares. United HealthCare has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

     Any or all of the Shares may be offered from time to time in transactions on the New York Stock Exchange in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "PLAN OF DISTRIBUTION."

     The Common Stock is traded on the New York Stock Exchange. On January 26, 1998, the last sale price of the Common Stock as reported on the New York Stock Exchange was $46.8125 per share.

                                  __________

        SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISKS PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY SHOULD CONSIDER.
                                  __________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  __________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNITED HEALTHCARE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

              The date of this Prospectus is             , 1998.
                                             ------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             AVAILABLE INFORMATION

     United HealthCare is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by United HealthCare can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of United HealthCare is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning United HealthCare can also be inspected at such exchange. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which United HealthCare has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of United HealthCare which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

               (a) the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A filed on June 16, 1997;

               (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

               (c) the description of the Common Stock contained in the Registration Statement on Form 8-A dated September 20, 1992, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein.

     All documents filed by United HealthCare pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     United HealthCare will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to David J. Lubben, Secretary and General Counsel, United HealthCare Corporation, 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone number (612) 936-1300.

                         UNITED HEALTHCARE CORPORATION

     United HealthCare is a leader in offering health care coverage and related services through a broad continuum of products and services nationwide. United HealthCare's products and services reflect a number of core capabilities, including medical information management, health benefit administration, risk assessment and pricing, health benefit design and provider contracting and risk sharing. With these capabilities, United HealthCare's operating subsidiaries are able to provide comprehensive managed care services, such as health maintenance organizations, preferred provider organizations, and insured and self-funded health care coverage products. United HealthCare also offers unbundled health care management and cost containment products such as behavioral health services, utilization review services, specialized provider networks and employee assistance programs.

     The principal executive offices of United HealthCare are located at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, and the telephone number is (612) 936-1300.

                                 RISK FACTORS

     The statements contained in this Prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). When used in this Prospectus, in filings by United HealthCare with the Commission, in United HealthCare's press releases, presentations to securities analysts and investors, and in oral statements made by or with the approval of an executive officer of United HealthCare, the words or phrases "believes," "anticipates," "intends," "will likely result," "estimates," "projects" or similar expressions are intended to identify such forward-looking statements. Any of these forward-looking statements involve risks and uncertainties that may cause United HealthCare's actual results to differ materially from the results discussed in the forward-looking statements.

     The following discussion contains certain cautionary statements regarding United HealthCare's business and results of operations. These statements discuss matters which may in part be discussed elsewhere in this Prospectus and which may have been discussed in other documents prepared by United HealthCare pursuant to federal or state securities laws. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, United HealthCare is not undertaking to address or update each factor in future filings with the Commission or communications regarding United HealthCare's business or results, and is not undertaking to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected United HealthCare's past, as well as current, forward-looking statements about future results, so that United HealthCare's actual results in the future may differ materially from those expressed in prior communications.

HEALTH CARE COSTS

     A large portion of the revenue received by United HealthCare is used to pay the costs of health care services or supplies delivered to its enrollees. The total health care costs incurred by United HealthCare are affected by the number of individual services rendered and the cost of each service. Much of United HealthCare's premium revenue is set in advance of the actual delivery of services and the related incurrence of the cost, usually on a prospective annual basis. While United HealthCare attempts to base the premiums it charges at least in part on its estimate of future health care costs over the fixed premium period, competition, regulations and other circumstances may limit United HealthCare's ability to fully base premiums on estimated costs. In addition, many factors may and often do cause actual health care costs to exceed that estimated and reflected in premiums. These factors may include increased utilization of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, general inflation, new mandated benefits or other regulatory changes and insured population characteristics. In addition, United HealthCare's earnings as reported for any particular quarter include estimates of covered services incurred by United HealthCare's enrollees during that period but for which a claim has not been received or processed. These are estimates and therefore, United HealthCare's earnings may be subject to later adjustment based on the actual costs.

     In addition, as a result of changes in the level of health care utilization during the calendar year, United HealthCare's operating results may be affected by the seasonal nature of medical costs. Although there are no assurances, per-member medical costs generally have been higher in the first half of a year than the second half.

INDUSTRY FACTORS

     The managed care industry has recently received significant amounts of negative publicity. This publicity, in turn, has contributed to increased legislative activity, regulation and review of industry practices. These factors may adversely affect United HealthCare's ability to market its products or services, could necessitate changes in United HealthCare's products and services, and may increase the regulatory burdens under which United HealthCare operates, further increasing the costs of doing business and adversely affecting profitability.

COMPETITION

     In any of its geographic or product markets United HealthCare competes with a number of other entities, some of which may have certain characteristics or capabilities which give them an advantage in competing with United HealthCare. United HealthCare believes the barriers to entry in these markets are not substantial, so that the addition of new competitors can occur relatively easily. Certain of United HealthCare's customers may decide to perform for themselves functions or services formerly provided by United HealthCare, which would result in a decrease in United HealthCare's revenues. Certain of United HealthCare's providers may decide to market products and services to United HealthCare customers in competition with United HealthCare. In addition, significant merger and acquisition activity has occurred in the industry in which United HealthCare operates as well as in industries which act as suppliers to United HealthCare, such as the hospital, physician, pharmaceutical and medical device industries. This activity may create stronger competitors or result in higher health care costs. To the extent that there is strong competition or that competition intensifies in any market, United HealthCare's ability to retain or increase customers, its revenue growth, its pricing flexibility, its control over medical cost trends and its marketing expenses may all be adversely affected.

AARP CONTRACT

     United HealthCare has an agreement with the American Association of Retired Persons ("AARP") under which United HealthCare provides Medicare supplement and hospital indemnity health insurance products to AARP members, effective January 1, 1998. As a result of this agreement, United HealthCare will significantly expand the number of members served, the products offered and the services provided. The success of the AARP arrangement will depend, in part, on United HealthCare's ability to service these new members, develop additional products and services and price the products and services competitively.

GOVERNMENT PROGRAMS AND REGULATION

     United HealthCare's business is heavily regulated on a federal, state and local level. The laws and rules governing United HealthCare's business and interpretations of those laws and rules are subject to frequent change and broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force United HealthCare to change how it does business, may restrict United HealthCare's revenue and enrollment growth, increase its health care and administrative costs, and increase United HealthCare's liability for medical malpractice or other actions. Regulatory approvals must be obtained and maintained to market many of United HealthCare's products and services. Delays in obtaining or failure to obtain or maintain such approvals could adversely affect United HealthCare's revenue or the number of covered lives, or could increase costs. A significant portion of United HealthCare's revenues relate to federal, state and local government health care coverage programs. These types of programs, such as the federal Medicare program and the federal and state Medicaid program, are generally subject to frequent change, including changes which may reduce the number of persons enrolled or eligible, reduce the revenue received by United HealthCare or increase United HealthCare's administrative or health care costs under such programs. Such changes have in the past and may in the future adversely affect United HealthCare's results and its willingness to participate in such programs.

     United HealthCare is also subject to various governmental audits and investigations. Such activities could result in the loss of licensure or the right to participate in certain programs, or the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could negatively affect United HealthCare's reputation in various markets and make it more difficult for United HealthCare to sell its products and services.

     The National Association of Insurance Commissioners (the "NAIC") has an effort underway that would impose new minimum capitalization requirements for health care coverage provided by insurance companies, HMOs and other risk bearing health care entities. The requirements would take the form of risk-based capital rules. Currently, similar rules apply only to insurance companies. There could be an increase in the capital required for certain of United HealthCare's subsidiaries and there may be some potential for disparate treatment relative to competing products. Failure of the NAIC to act may result in some form of federal solvency regulation of companies providing Medicare-related benefit programs.

PROVIDER RELATIONS

     One of the significant techniques United HealthCare uses to manage health care costs and utilization and monitor the quality of care being delivered is contracting with physicians, hospitals and other providers. Because of the geographic diversity of its health plans and the large number of providers with which most of those health plans contract, United HealthCare currently believes it has a limited exposure to provider relations issues. In any particular market, however, providers could refuse to contract with United HealthCare, demand higher payments or take other actions which could result in higher health care costs, less desirable products for customers and members or difficulty meeting regulatory or accreditation requirements.

     In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies. In addition, physician or practice management companies which aggregate physician practices for purposes of administrative efficiency and marketing leverage, continue to expand. These providers may compete directly with United HealthCare. If such providers refuse to contract with United HealthCare, use their market position to negotiate favorable contracts, or place United HealthCare at a competitive disadvantage, United HealthCare's ability to market products or to be profitable in those areas could be adversely affected.

LITIGATION AND INSURANCE

     United HealthCare may be a party to a variety of legal actions to which any corporation may be subject, including employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits (including for securities fraud), and intellectual property related litigation. In addition, because of the nature of its business, United HealthCare is subject to a variety of legal actions relating to its health care coverage business operations, such as claims relating to the denial of health care benefits, medical malpractice actions, provider disputes, including disputes over withheld compensation and termination of provider contracts, disputes related to self-funded business, including actions alleging claim administration errors and the failure to disclose network rate discounts and other fee and rebate arrangements, disputes over copayment calculations, and claims relating to customer audits and contract performance. Recent court decisions and legislative activity may have the effect of increasing United HealthCare's exposure for any of these types of claims. In some cases, substantial non-economic or punitive damages may be sought. While United HealthCare currently has insurance coverage for some of these potential liabilities, others may not be covered by insurance, the insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

INFORMATION SYSTEMS

     United HealthCare's business is significantly dependent on effective information systems, and United HealthCare has many different information systems for its various businesses. United HealthCare's information systems require an ongoing commitment of resources to maintain and enhance existing systems and develop new systems. As a result of United HealthCare's acquisition activities, United HealthCare is in the process of attempting to reduce the number of systems and also to upgrade and expand its information systems capabilities. Failure to maintain effective and efficient information systems could result in loss of existing customers, difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences. In addition, United HealthCare may from time to time obtain significant portions of its systems-related or other services or facilities from independent third parties, which may make United HealthCare's operations vulnerable to such third parties' failure to perform adequately.

THE YEAR 2000

     United HealthCare is in the process of modifying its computer systems to accommodate the year 2000 so as not adversely to affect its operations. United HealthCare is expensing the costs incurred to make these modifications. The inability of United HealthCare to complete timely its year 2000 modifications or the inability of other companies with which United HealthCare does business to complete timely their year 2000 modifications could adversely affect United HealthCare's business.

ADMINISTRATION AND MANAGEMENT

     Efficient and cost-effective administration of United HealthCare's operations is integral to United HealthCare's profitability and competitive positioning. While United HealthCare attempts to effectively manage such expenses, increases in staff-related and other administrative expenses may occur from time-to-time due to business or product start-ups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. United HealthCare is in the process of reorganizing its operations into six business units, which reorganization could impose additional administrative expenses. Such expense increases are not clearly predictable and increases in administrative expenses may adversely affect results.

     United HealthCare currently believes it has a relatively experienced, capable management staff. The market for management personnel in the healthcare industry is very competitive. Loss of certain managers or a number of such managers could adversely affect United HealthCare's ability to administer and manage its business.

MARKETING

     United HealthCare markets its products and services through both employed sales people and independent sales agents. Although United HealthCare has a number of such sales employees and agents, if certain key sales employees or agents or a large subset of such individuals were to leave United HealthCare, its ability to retain existing customers and members could be impaired. In addition, certain of United HealthCare's customers or potential customers consider rating, accreditation or certification of United HealthCare by various private or governmental bodies or rating agencies necessary or important. Certain of United HealthCare's health plans or other business units may not have obtained or may not desire or be able to obtain or to maintain such accreditation or certification which could adversely affect United HealthCare's ability to obtain or retain business with such customers.

RIGHTS TO DATA AND PROPRIETARY INFORMATION

     Many of the products that are part of United HealthCare's knowledge and information-related business depend significantly on the integrity of the data on which they are based. If the information contained in United HealthCare's databases were found or perceived to be inaccurate, or if such information were generally perceived to be unreliable, commercial acceptance of the Company's database-related products would be materially and adversely affected. Furthermore, the use of patient data by United HealthCare's knowledge and information-related business is subject to regulation at federal, state and local levels. These laws and rules are subject to frequent change by legislation or administrative interpretation. These restrictions could adversely affect the revenue from these products of United HealthCare's knowledge and information-related business and, more generally, its business, financial condition and results of operations.

     The success of United HealthCare's knowledge and information-related business is also dependent to a significant extent on its ability to maintain proprietary rights to its products. United HealthCare relies on its agreements with customers, confidentiality agreements with employees, trade secrets, copyrights and patents to protect its proprietary rights. There can be no assurance that the legal protections available to and the precautions taken by United HealthCare will be adequate to prevent misappropriation of United HealthCare's proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and United HealthCare expects that software products may be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows and the functionality of products overlaps. Such claims could have a material adverse effect on United HealthCare's knowledge and information-related business's ability to market and sell its products and on its business, financial condition and results of operations.

ACQUISITIONS

     United HealthCare has made several large acquisitions in recent years and has an active, ongoing acquisition program. These acquisitions may entail certain risks and uncertainties in addition to those present in its ongoing business operations, unknown liabilities, unforseen administrative needs, or increased efforts to integrate the acquired operations. Failure to identify liabilities, to anticipate additional administrative needs or to integrate effectively acquired operations could result in reduced revenues, increased administrative and other costs, or customer confusion or dissatisfaction.

STOCK MARKET

     The market prices of the securities of certain of the publicly-held companies in the industry in which United HealthCare operates have shown volatility and sensitivity in response to many factors, including general market trends, public communications regarding managed care, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings or membership reports of particular industry participants, and acquisition activity. There can be no assurances regarding the level or stability of United HealthCare's share price at any time or of the impact of these or any other factors on the share price.

                             SELLING SHAREHOLDERS

     The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus.

                                                  Number         Maximum          Number
                                                of Shares         Number         of Shares
                                               Beneficially  of Shares to be   Beneficially
                                               Owned Prior   Sold Pursuant to   Owned After
                    Name                       to Offering   this Prospectus   Offering (1)
-------------------------------------------    ------------  ----------------  ------------
Sequoia Capital Growth Fund                        386,214        386,214           0
Galen Partners II, L.P.                            364,871        364,871           0
U.S. Growth Fund Partners C.V.                     205,433        205,433           0
St. Paul Fire and Marine Investment Company        193,005        193,005           0
Sequoia Capital V                                  191,052        191,052           0
Trident Capital Partners Fund I, L.P.              171,506        171,506           0
Eugene Santa Cattarina                             117,680        117,680           0
Galen Partners International II, L.P.              116,143        116,143           0
Parvest U.S. Partners II C.V.                      116,069        116,069           0
Paribas U.S. Partners V.O.F.                        73,954         73,954           0
Eileen R. Shanon                                    62,148         62,148           0
Kenneth D. Lame and Ruth Dodge Lame
  Joint Tenants with Rights of Survivorship         56,569         56,569           0
James T. Murphy                                     53,356         53,356           0
Byron Smith                                         37,124         37,124           0
Trident Capital Partners Fund I, C.V.               33,927         33,927           0
Brent R. Anderson                                   26,510         26,510           0
Sequoia Technology Partners III                     24,656         24,656           0
E&H Properties                                      22,330         22,330           0
First Security Bank custodian FBO
  John H. Flanders IRA Rollover                     17,677         17,677           0
Barry Johnson                                       13,397         13,397           0
Melville H. and Jane K. Hodge
  Revocable Intervivos Trust                        10,718         10,718           0
Tradeinvest Limited                                  9,242          9,242           0
Sequoia XXIII                                        8,215          8,215           0
Sequoia Technology Partners V                        6,160          6,160           0
Stephen Ensign                                       5,438          5,438           0
Bill Tate                                            5,438          5,438           0
Carl Witonsky                                        5,314          5,314           0
Corporation of the Church of Jesus
  Christ of Latter Day Saints                        4,930          4,930           0
Multinvest Limited                                   3,590          3,590           0
Partech International Profit Sharing
  FBO Thomas G. McKinley                             2,566          2,566           0
Smith Barney custodian for Barbara Ray               2,046          2,046           0
Rick Mandahl                                         2,009          2,009           0
Galen Employee Fund, L.P.                            1,307          1,307           0
Charles J. Chamberlain                                 651            651           0
Julie Hopkins                                          446            446           0
Galen Associates                                       191            191           0
--------------

(1)  Assumes the sale of all Shares covered by this Prospectus.

                             PLAN OF DISTRIBUTION

     The Shares will be offered and sold by the Selling Shareholders for their own accounts. United HealthCare will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. United HealthCare is registering the Shares pursuant to its obligations under a registration rights agreement, but the registration of the Shares does not necessarily mean that any of the Shares will be offered or sold by the Selling Shareholders. United HealthCare has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

     The Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell the Shares from time to time in transactions on the New York Stock Exchange or other exchanges on which the Common Stock is then traded or in the over-the-counter market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, United HealthCare is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Whenever a particular offering of Shares is to be made pursuant to this Prospectus, to the extent required, this Prospectus will be updated to reflect the name of the Selling Shareholders for whose account Shares are to be so offered, the number of Shares so offered for such Selling Shareholder's account and, if such offering is to be made by or through underwriters or dealers, the names of such underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and those Selling Shareholders for whose account such offering is being made.

     The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, of United HealthCare Corporation incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     With respect to the unaudited interim financial information of United HealthCare Corporation for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 incorporated by reference in this Prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not "reports" or "parts" of the Prospectus prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for United HealthCare by the General Counsel of United HealthCare.

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                    SEC Registration Fee..........  $32,588
                    Accounting Fees and Expenses..  $10,000
                    Legal Fees and Expenses.......  $20,000
                                                    -------
                         Total....................  $62,588

     All fees and expenses other than the Commission registration fee are estimated. The expenses listed above will be paid by United HealthCare.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     United HealthCare's Bylaws provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent of permitted by Section 302A.521 of the Minnesota Business Corporation Act.

     United HealthCare maintains a standard policy of officers' and directors' insurance.

ITEM 16.  LIST OF EXHIBITS

      5    Opinion of the General Counsel of United HealthCare.

     23.1  Consent of Arthur Andersen  LLP

     23.2  Consent of the General Counsel of United HealthCare (included in
           Exhibit 5 to this Registration Statement)

     24    Power of Attorney

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on January 30, 1998.

                                    UNITED HEALTHCARE CORPORATION


                                    By   /s/ David J. Lubben
                                       --------------------------------
                                       David J. Lubben, Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 30, 1998.

        Signature                                 Title
        ---------                                 -----

       /s/ William W. McGuire            President, Chief Executive Officer
 -----------------------------------     and Director (principal
        William W. McGuire, M.D.         executive officer)

          /s/ David P. Koppe             Chief Financial Officer (principal
 -----------------------------------     financial officer and principal
           David P. Koppe                accounting officer)


 -----------------------------------     Director
       William C. Ballard, Jr.

                *
 -----------------------------------     Director
          Richard T. Burke

                *
 -----------------------------------     Director
          James A. Johnson

                *
 -----------------------------------     Director
           Thomas  H. Kean

                *
 -----------------------------------     Director
        Douglas W. Leatherdale

                *
 -----------------------------------     Director
          Walter F. Mondale

                *
 -----------------------------------     Director
          Mary O. Mundinger

                *
 -----------------------------------     Director
            Robert L. Ryan


 -----------------------------------     Director
          Kennett L. Simmons

                *
 -----------------------------------     Director
          William G. Spears

                *
 -----------------------------------     Director
           Gail R. Wilensky


*By     /s/ David J. Lubben
    --------------------------------
            David J. Lubben
         As Attorney-In-Fact

                                 EXHIBIT INDEX

Exhibit
-------

   5    Opinion of the General Counsel of United HealthCare.

  23.1  Consent of Arthur Andersen  LLP

  23.2  Consent of the General Counsel of United HealthCare (included in
        Exhibit 5 to this Registration Statement)

  24    Power of Attorney